SUBSTITUTE POWER OF ATTORNEY

Under the terms of powers of attorney executed over a period of several years, copies of which were previously filed with the Securities and Exchange Commission, the undersigned, Simon Leung, was appointed attorney-in-fact to act in connection with the filing of Forms 3, 4 and 5 under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, for the following directors and officers (collectively, the "Section 16 Reporting Persons") of TD SYNNEX Corporation:

Hau L. Lee
Matthew F.C. Miau
Dennis Polk
Michael Urban
Ann Vezina
Duane Zitzner

In accordance with the authority granted under each power of attorney, including the power of substitution, the undersigned hereby appoints David Vetter, Cheryl Grant, and/or Maribeth Bautista as substitute attorney-in-fact, on behalf of each of the Section 16 Reporting Persons, with the power to act without any other and with full power of substitution, to exercise and execute all of the powers granted or conferred in the original powers of attorney.
By his/her signature as attorney-in-fact to this Substitute Power of Attorney, David Vetter, Cheryl Grant, and/or Maribeth Bautista accepts such appointment and agrees to assume from the undersigned any and all duties and responsibilities attendant to his capacity as attorney-in-fact.

Date: March 19, 2024

By: /s/ Simon Leung
Name: Simon Leung
Title: Attorney-in-Fact

I accept this appointment and substitution:
/s/ David Vetter
David Vetter

I accept this appointment and substitution:
/s/ Cheryl Grant
Cheryl Grant

I accept this appointment and substitution:
/s/ Maribeth Bautista
Maribeth Bautista